Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-228592-09

and 333-228592

*Full Pxing* $1.5bn Honda Auto Receivables Owner Trust 2021-2

Lead Managers: Citi(str.), BNP Paribas, Mizuho and Wells Fargo

Co-Managers: Barclays, BNY Mellon, MUFG, TD

CL	AMT(MM)	OFF.AMT	WAL	MDY/S&P	E.FNL	L.FNL	BENCH	SPRD	YLD	CPN	$PX
A-1	$352.700	$335.065	0.27	P-1/A-1+	12/2021	06/15/2022	IntL	-6.5	0.09253	0.09253	100.00000
A-2	$540.000	$513.000	0.99	Aaa/AAA	11/2022	11/15/2023	EDSF	0	0.171	0.17	99.99907
A-3	$540.000	$513.000	2.21	Aaa/AAA	07/2024	08/15/2025	IntS	4	0.332	0.33	99.99610
A-4	$146.248	$138.935	3.28	Aaa/AAA	09/2024	08/16/2027	IntS	4	0.553	0.55	99.99231

-Deal Summary-

Pxing Speed : 1.30 ABS to 10% Call

Settle: 05/26/2021

Offering Format: Public

First Pay Date: 06/15/2021

ERISA: Yes

Ratings: MDY/S&P

Min Denoms: $1k x $1k

BBG Ticker: HAROT 2021-2

B&D: Citi

-Available Information-

* Preliminary Prospectus, FWP and CDI File (attached)

* Intex Deal Name: xhond2102 Password: V2J4

CUSIPS:

A-1: 43811JAA5

A-2: 43811JAB3

A-3: 43811JAC1

A-4: 43811JAD9

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via bloomberg or another system.